Exhibit 11.  Statement Regarding Computation of Per Share Earnings

                                             Year Ended          Year Ended
                                            June 30, 1998       June 30, 1997
                                          -----------------   -----------------
EQUIVALENT SHARES:

Weighted Average Shares Outstanding            2,277,165           2,152,564

Total Diluted Shares                           2,795,243           2,668,210

Net Income                                $    2,403,783      $    1,489,745
Less Preferred Stock Dividend                    125,827             139,999
                                          -----------------   -----------------
Income Available to Common Stockholders   $    2,277,956      $    1,349,746
                                          =================   =================

Basic Earnings Per Share                  $            1.00   $            0.63
Diluted Earnings Per Share                $            0.86   $            0.56
